Exhibit T3A4

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “BADLANDS POWER FUELS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-FIRST DAY OF SEPTEMBER, A.D. 2012, AT 4:26 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE FIFTH DAY OF OCTOBER, A.D. 2012, AT 2:30 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “BADLANDS POWER FUELS, LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5216695 8100H	AUTHENTICATION: 9954875
121183937	DATE: 11-01-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:30 PM 09/21/2012 FILED 04:26 PM 09/21/2012 SRV 121057446 - 5216695 FILE

CERTIFICATE OF FORMATION

OF

BADLANDS POWER FUELS, LLC

Pursuant to 6 Del. C. § 18-201

1. The name of the limited liability company is Badlands Power Fuels, LLC.

2. The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

3. The term of the limited liability company shall be perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21st day of September, 2012.

/s/ Michael L. Whitchurch
Michael L. Whitchurch
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 02:52 PM 10/05/2012 FILED 02:30 PM 10/05/2012 SRV 121104321 - 5216695 FILE

State of Delaware

Certificate of Merger of a Foreign Limited Liability Company

into a Domestic Limited Liability Company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

First: The name of the surviving Limited Liability Company is Badlands Power Fuels, LLC, a Delaware Limited Liability Company.

Second: The name of the Limited Liability Company being merged into this surviving Limited Liability Company is Badlands Energy, LLC.

The jurisdiction in which this Limited Liability Company was formed is North Dakota.

Third: The Agreement of Merger has been approved and executed by both Limited Liability Companies.

Fourth: The name of the surviving Limited Liability Company is Badlands Power Fuels, LLC.

Fifth: The executed agreement of merger is on file at 3711 4th Avenue, NE Watford City, North Dakota 55854-7027, the principal place of business of the surviving Limited Liability Company.

Sixth: A copy of the agreement of merger will be furnished by the surviving Limited Liability Company on request, without cost, to any member of the Limited Liability Company or any person holding an interest in any other business entity which is to merge or consolidate.

IN WITNESS WHEREOF, said Limited Liability Company has caused this certificate to be signed by an authorized person, this 30 day of September, A.D., 2012.

By:	/s/ Mark Johnsrud
Authorized Person

Name:	Mark Johnsrud, Member
Print or Type

Delaware Certificate of Merger